Exhibit 99.1
                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                                    John J. Steele
---------------------           Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036

                                     Contact:  Robert E. Synowicki, Jr.
                                           Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000




   WERNER ENTERPRISES REPORTS FIRST QUARTER 2009 REVENUES AND EARNINGS

Omaha, Nebraska, April 16, 2009:
---------------------------------
     Werner Enterprises, Inc. (NASDAQ:WERN), one of the nation's largest truckload transportation and logistics companies, reported revenues and earnings for the first quarter ended March 31, 2009.

     Revenues decreased 23% to $394.5 million in first quarter 2009 compared to $512.8 million in first quarter 2008. Trucking revenues, excluding trucking fuel surcharges, declined 12% to $308.0 million in first quarter 2009 compared to $348.4 million in first quarter 2008. Value Added Services ("VAS") revenues declined 24%, for the reasons explained in the VAS paragraph on page three, to $47.5 million in first quarter 2009 compared to $62.2 million in first quarter 2008. Earnings per diluted share decreased 18% to ten cents per diluted share in first quarter 2009 compared to twelve cents per diluted share in first quarter 2008.

     The already soft freight market weakened further during first quarter 2009. The recessionary economy combined with many shippers aggressively reducing their inventories caused a severe slowdown in freight shipments, particularly in the retail sector which is the Company's largest industry vertical. The Company proactively adapted to these challenging market conditions by further reducing its fleet by 4% during first quarter 2009 (a 150-truck reduction in January and a 175-truck reduction in March). However, during first quarter 2009, the decline in freight shipments exceeded the Company's fleet reduction efforts, which caused a significant decline in the Company's daily pre-booked percentages of loads to trucks (pre-books). In the last few days of March 2009 and into the first half of April 2009, freight volumes began to improve from the very weak levels experienced for most of first quarter 2009, however freight volumes remain well below the same period in the prior year.

     The Company continues to diversify its business from the medium-to-long-haul solo driver Van fleet (the "Van" fleet) to Dedicated, Regional, Expedited, and North America cross-border in the Truckload Transportation Services ("Truckload") segment and Freight Management, Intermodal, Brokerage and Werner Global Logistics international in the VAS segment. This helped soften the impact of the weak freight market in first quarter 2009, while providing expanded services to our customers.

     Werner remains committed to serving the one-way, longer haul segment of the truckload market. While we have de-emphasized the lower asset return, solo driver solution, we continue to grow several other customer-focused solutions for this market such as using team drivers, engineered networks of relay trucks, third-party brokerage carriers, power-only with trucks provided by third-party carriers, and intermodal. We are not leaving the one-way, longer haul market. We are, however, changing how we serve our customers in this market with more cost-effective, better return solutions.

     As the economy slowed during the latter part of 2008, management intensified its efforts to aggressively manage and reduce controllable costs and identify further efficiencies. Numerous additional cost savings programs were implemented during first quarter 2009.

      The Company continued to improve its fuel miles per gallon ("mpg") in first quarter 2009 through several initiatives to improve fuel efficiency ongoing since March 2008. These initiatives include reducing truck idle time, lowering non-billable miles, increasing the percentage of aerodynamic, more fuel-efficient trucks in the company truck fleet and the installation of auxiliary power units ("APU's") in company trucks. Due strictly to mpg improvements from these fuel saving initiatives, Werner purchased 2.0 million fewer gallons of diesel fuel in first quarter 2009 compared to first quarter 2008. This equates to a reduction of approximately 22,000 tons of carbon dioxide emissions. Werner intends to continue these and other environmentally conscious initiatives, including its active participation as a U.S. Environmental Protection Agency SmartWay Transport Partner.

     The Company believes that the weak freight market and the severe tightening of the credit and financial markets are making it increasingly more difficult for highly leveraged truckload carriers to remain in business. An expected increase in trucking company failures combined with a low level of Class 8 truck builds may gradually improve the supply and demand balance in the industry over the next few quarters.

     The Company's wholly-owned subsidiary, Fleet Truck Sales, is one of the largest equipment sales remarketing companies in the U.S., and has been in business since 1992. Gains on sales of assets, primarily trucks and trailers, decreased to $0.7 million in first quarter 2009 compared to $3.7 million in first quarter 2008. In first quarter 2009, the Company realized lower gains per truck and trailer sold. The Company sold fewer trailers due to the effect of the softer freight market and experienced lower buyer demand for used trucks due to the weak spot market for freight. Gains on sales are reflected as a reduction of Other Operating Expenses in the Company's income statement.

     To provide shippers with additional sources of managed capacity and network analysis, the Company continues to successfully grow its non-asset based VAS segment. VAS includes Brokerage, Freight Management, Intermodal, and Werner Global Logistics.


Value Added Services (amounts in 000's)         1Q09                 1Q08
---------------------------------------   ----------------     ---------------
Revenues                                  $47,473   100.0%     $62,186  100.0%
Rent and purchased transportation
  expense                                  39,438    83.1       52,679   84.7
                                          -------              -------
Gross margin                                8,035    16.9        9,507   15.3
Other operating expenses                    6,302    13.3        5,840    9.4
                                          -------              -------
Operating income                           $1,733     3.6       $3,667    5.9
                                          =======              =======


     VAS revenues, gross margins, and operating income declined in first quarter 2009 compared to first quarter 2008 due to three factors: (1) a reduction in the average revenue per shipment of 19% due to lower fuel prices and lower customer rates, (2) shifting significantly more non-committed shipments, revenues and gross margin from our VAS segment to our Truckload segment in first quarter 2009 to help cushion the impact of the very soft freight market on the Truckload segment and (3) a significantly weaker freight market, which was more than offset by VAS shipment growth due to new customer business, reduced the number of industry freight shipments by an estimated 15% to 20%. The following table shows the change in shipment volume and average revenue (excluding logistics fee revenue) per shipment for all VAS shipments:

                                    1Q09         1Q08    Difference     % Change
                                  -------      -------   ----------     --------
Total VAS shipments                54,606       53,087       1,519         3%
Less: Non-committed shipments
 to Truckload segment             (19,637)     (15,554)     (4,083)       26%
                                  -------      -------      ------
Net VAS shipments                  34,969       37,533      (2,564)       -7%
                                  =======      =======      ======

Average revenue per shipment       $1,277       $1,579       ($302)      -19%
                                  =======      =======      ======


      Our Brokerage revenues and gross margins declined due to the factors described in the paragraph above. Freight Management revenues declined due to reduced shipments with existing customers. Intermodal revenues and gross margins declined due to an extremely weak and competitive intermodal market in first quarter 2009.

     A comparison of the operating ratios (net of fuel surcharge revenues) for the Truckload segment and VAS operating ratios for first quarters 2009 and 2008 is shown below.


Operating Ratios                      1Q09        1Q08        Difference
----------------                    --------    --------     ------------
Truckload Transportation Services     97.1%       97.4%         (0.3)%
Value Added Services                  96.4        94.1           2.3


     Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for first quarter 2009 and first quarter 2008 are 97.4% and 97.9%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

     The Company's financial position remains strong. The Company ended the quarter with no debt and $48.9 million of cash. Stockholders' equity is $747.6 million, or $10.44 per share. The Company's financial strength compared to many of its higher leveraged competitors in the industry is attractive to customers, vendors, and employees.


                                          INCOME STATEMENT DATA
                                               (Unaudited)
                                 (In thousands, except per share amounts)

                                Quarter       % of      Quarter       % of
                                 Ended      Operating    Ended      Operating
                                3/31/09     Revenues    3/31/08     Revenues
                               ---------    ---------   --------    ---------
Operating revenues              $394,508      100.0     $512,787     100.0
                               ---------      -----     --------     -----

Operating expenses:
   Salaries, wages and
     benefits                    134,186       34.0      143,187      27.9
   Fuel                           51,610       13.1      123,836      24.2
   Supplies and maintenance       37,897        9.6       40,509       7.9
   Taxes and licenses             24,395        6.2       28,265       5.5
   Insurance and claims           21,665        5.5       24,732       4.8
   Depreciation                   40,094       10.1       41,796       8.2
   Rent and purchased
     transportation               68,593       17.4       94,463      18.4
   Communications and
     utilities                     4,402        1.1        5,239       1.0
   Other                             410        0.1       (2,658)     (0.5)
                               ---------      -----     --------     -----
      Total operating
        expenses                 383,252       97.1      499,369      97.4
                               ---------      -----     --------     -----
Operating income                  11,256        2.9       13,418       2.6
                               ---------      -----     --------     -----
Other expense (income):
   Interest expense                   76        0.0            3       0.0
   Interest income                  (489)      (0.1)      (1,073)     (0.2)
   Other                            (272)      (0.0)          51       0.0
                               ---------      -----     --------     -----
      Total other expense
        (income)                    (685)      (0.1)      (1,019)     (0.2)
                               ---------      -----     --------     -----

Income before income taxes        11,941        3.0       14,437       2.8
Income taxes                       5,045        1.3        6,062       1.2
                               ---------      -----     --------     -----
Net income                        $6,896        1.7       $8,375       1.6
                               =========      =====     ========     =====

Diluted shares outstanding        71,944                  71,377
                               =========                ========
Diluted earnings per share          $.10                    $.12
                               =========                ========


                                              OPERATING STATISTICS

                                  Quarter Ended                 Quarter Ended
                                     3/31/09        % Change       3/31/08
                                  -------------     --------    -------------
Trucking revenues, net of
  fuel surcharge (1)                 $307,976         -11.6%       $348,424
Trucking fuel surcharge
  revenues (1)                         34,653         -63.8%         95,769
Non-trucking revenues,
  including VAS (1)                    48,669         -24.1%         64,119
Other operating revenues (1)            3,210         -28.3%          4,475
                                    ---------                     ---------
     Operating revenues (1)          $394,508         -23.1%       $512,787
                                    =========                     =========

Average monthly miles per
  tractor                               9,550          -3.2%          9,868
Average revenues per total
  mile (2)                             $1.438          -1.0%         $1.453
Average revenues per loaded
  mile (2)                             $1.662          -1.3%         $1.684
Average percentage of empty
  miles                                 13.50%         -1.6%          13.72%
Average trip length in
  miles (loaded)                          469         -13.5%            542
Total miles (loaded and
  empty) (1)                          214,170         -10.7%        239,744
Average tractors in service             7,475          -7.7%          8,099
Average revenues per
  tractor per week (2)                 $3,169          -4.2%         $3,309
Capital expenditures, net (1)         $43,592                       $25,388
Cash flow from operations (1)         $76,605                       $80,046
Return on assets
  (annualized)                            2.2%                          2.5%
Total tractors (at quarter
  end)
     Company                            6,675                         7,315
     Owner-operator                       700                           765
                                    ---------                     ---------
          Total tractors                7,375                         8,080

Total trailers (truck and
  intermodal, quarter end)             24,885                        24,950


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.



                                                    BALANCE SHEET DATA
                                          (In thousands, except share amounts)




                                            3/31/09                 12/31/08
                                          -----------              ----------
                                          (Unaudited)

ASSETS
Current assets:
   Cash and cash equivalents                  $48,883                 $48,624
   Accounts receivable,trade, less
     allowanceof $9,087 and $9,555,
     respectively                             156,647                 185,936
   Other receivables                           18,420                  18,739
   Inventories and supplies                    11,805                  10,644
   Prepaid taxes, licenses
     and permits                               11,872                  16,493
   Current deferred income taxes               31,749                  30,789
   Other current assets                        14,555                  20,659
                                          -----------              ----------
      Total current assets                    293,931                 331,884
                                          -----------              ----------

Property and equipment                      1,618,716               1,613,102
Less - accumulated depreciation               689,663                 686,463
                                          -----------              ----------
      Property and equipment, net             929,053                 926,639
                                          -----------              ----------

Other non-current assets                       16,349                  16,795
                                          -----------              ----------
                                           $1,239,333              $1,275,318
                                          ===========              ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                           $43,690                 $46,684
   Current portion of long-
     term debt                                      -                  30,000
   Insurance and claims accruals               79,283                  79,830
   Accrued payroll                             25,347                  25,850
   Other current liabilities                   19,682                  19,006
                                          -----------              ----------
      Total current liabilities               168,002                 201,370
                                          -----------              ----------

Other long-term liabilities                     7,485                   7,406

Insurance and claims accruals,
  net of current portion                      118,500                 120,500

Deferred income taxes                         197,758                 200,512

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares  issued;
     71,576,367 and 71,576,267 shares
     outstanding, respectively                    805                     805
   Paid-in capital                             93,669                  93,343
   Retained earnings                          829,828                 826,511
   Accumulated other comprehensive
     loss                                      (8,733)                 (7,146)
   Treasury stock, at cost; 8,957,169
     and 8,957,269 shares,
     respectively                            (167,981)               (167,983)
                                          -----------              ----------
      Total stockholders' equity              747,588                 745,530
                                          -----------              ----------
                                           $1,239,333              $1,275,318
                                          ===========              ==========


      Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout the United States, Canada, Mexico, Asia, Europe and South America. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices throughout North America and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated, medium-to-long-haul, regional and local van capacity, expedited, temperature-controlled and flatbed services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner, through its subsidiary companies, is a licensed U.S. NVOCC, U.S. Customs Broker, Class A Freight Forwarder in China, licensed China NVOCC, TSA-approved Indirect Air Carrier, and IATA Accredited Cargo Agent.

     Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the Company's website at www.werner.com.

      Note: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements are based on information currently available to the Company's management and are current only as of the date made. For that reason, undue reliance should not be placed on any such forward-looking statement. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2008. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted. Any such updates or revisions may be made by filing reports with the Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.